Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 17, 2006 relating to the consolidated financial statements of Communication Intelligence Corporation which appear in their Annual Report on Form 10-K/A for the year ended December 31, 2005.

/s/ Stonefield Josephson, Inc.
San Francisco, California
April 5, 2006